Exhibit 99.5

TENDER
FOR $16,500,000
SENIOR FLOATING RATE NOTES DUE 2012
IN EXCHANGE FOR
SENIOR FLOATING NOTES DUE 2012
CPG INTERNATIONAL I INC.

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by CPG International I Inc. (“CPG”) to exchange (1) up to $16,500,000 principal amount of its new Senior Floating Rate Notes due 2012 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $16,500,000 principal amount of its issued and outstanding Senior Floating Rate Notes due 2012 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Prospectus, dated __________, 2007, and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.     Prospectus dated __________, 2007;

2.     Letter of Transmittal;

3.     Notice of Guaranteed Delivery;

4.     Instruction to Registered Holder from Beneficial Owner; and

5.               Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.  PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON __________, 2007, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to CPG that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if the holder or any such other person is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an “affiliate” of CPG or any of the guarantors within the meaning of Rule 405 under the Securities Act, or, if such holder or any such other person is such an “affiliate”, that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.  If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of CPG or any of the guarantors within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for Outstanding Notes, it represents that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-

making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer.  By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Outstanding Notes for you to make the foregoing representations.

CPG will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer.  Holders who tender their Outstanding Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, Wells Fargo Bank N. A., in the manner set forth below.

By Registered and Certified Mail:

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By Overnight Courier or Regular Mail:

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

Very truly yours,

CPG International I Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CPG OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.